================================================================================
CUSIP No.   368473-10-4                                    Page  1  of  6  Pages
            -----------                                         ---    ---



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)





                             GEERLINGS & WADE, INC.
                             ----------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   368473-10-4
                                 --------------
                                 (CUSIP Number)


                                  May 19, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                 [   ] Rule 13d-1(b)
                 [ X ] Rule 13d-1(c)
                 [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                              ------------------------
CUSIP NO. 368473-10-4              SCHEDULE 13G                Page 2 of 6 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  THE CROSS COUNTRY GROUP, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  MASSACHUSETTS
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      174,400
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             174,400
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  174,400
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.52%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 368473-10-4              SCHEDULE 13G                Page 3 of 6 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  HOWARD L.WOLK
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      20,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           174,400
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             20,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      174,400
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  194,400
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.04%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

CUSIP No.   368473-10-4                                    Page  4  of  6  Pages
            -----------                                         ---    ---

ITEM 1.

      (a) Name of Issuer:  Geerlings & Wade, Inc.
                           ----------------------
      (b) Address of Issuer's Principal Executive Offices:

          960 Turnpike Street, Canton, MA  02021
          --------------------------------------

ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of Principal Business Office or, if none, Residence:
      (c) Citizenship:
                        The Cross Country Group, LLC
                        4040 Mystic Valley Parkway
                        Medford, MA 02155
                        (Massachusetts limited liability company)

                        Howard L. Wolk
                        c/o Cross Country Group, LLC
                        4040 Mystic Valley Parkway
                        Medford, MA 02155
                        (United States Citizen)

      (d) Title of Class of Securities: Common Stock, $.01 par value per share
                                        --------------------------------------
      (e) CUSIP Number:  368473-10-4
                         -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or Dealer  registered  under  Section 15 of the Act

      (b) [ ] Bank as defined in section 3(a)(6) of the Act

      (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

      (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

      (g) [ ] Parent Holding Company or Control Person, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

      (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14)of the Investment Company Act of 1940

      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box [ X ].

CUSIP No.   368473-10-4                                    Page  5  of  6  Pages
            -----------                                         ---    ---

ITEM 4.   OWNERSHIP

      THE CROSS COUNTRY GROUP, LLC
      (a) Amount Beneficially Owned:  174,400
                                      ------------------------------------------
      (b) Percent of Class:  4.52%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote:  174,400
                                                           ---------------------
           (ii) shared power to vote or to direct the vote:   0
                                                            --------------------
          (iii) sole power to dispose or to direct the disposition of: 174,400
                                                                       ---------
           (iv) shared power to dispose or to direct the disposition of:   0
                                                                         -------

      HOWARD L. WOLK*
      (a) Amount Beneficially Owned:  194,400
                                      ------------------------------------------
      (b) Percent of Class:  5.04%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote:  20,000
                                                           ---------------------
           (ii) shared power to vote or to direct the vote:   174,400
                                                              ------------------
          (iii) sole power to dispose or to direct the disposition of:  20,000
                                                                        --------
           (iv) shared power to dispose or to direct the disposition of: 174,400
                                                                         -------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

---------------
* Shares reported for Howard L. Wolk include 174,400 shares beneficially owned by The Cross Country Group, LLC, which entity may be deemed to be controlled by Mr. Wolk, who serves as a Managing Member. In addition, an executive officer of an affiliate of The Cross Country Group, LLC is the beneficial owner of 3,000 shares (.08%) of the Issuer, of which shares the Reporting Persons disclaim beneficial ownership.

CUSIP No.   368473-10-4                                    Page  6  of  6  Pages
            -----------                                         ---    ---

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.



                                                    Date:   May 24, 2000
                                                    ----------------------------


                                                    THE CROSS COUNTRY GROUP, LLC

                                                    By:    /s/ Howard L. Wolk
                                                    ----------------------------
                                                    Howard L. Wolk, Manager



                                                    By:    /s/ Howard L. Wolk
                                                    ----------------------------
                                                    Howard L. Wolk, Individually